Exhibit 10.3

EMPLOYMENT AGREEMENT

This is an EMPLOYMENT AGREEMENT (“Agreement”), effective as of January 14, 2004 between K-Sea Transportation Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Timothy J. Casey (the “Employee”).

BACKGROUND

Employee and the Company desire to enter into this Agreement in order to secure the services of Employee for the benefit of the Company.

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and representations set forth in this Agreement, the Company and Employee agree as follows:

ARTICLE I - EMPLOYMENT AND TERM

1.1. Employment and Employment Term. The Company agrees to employ Employee, and Employee accepts employment with the Company, to serve as President and Chief Executive Officer of the Company and as an officer or in such other capacity of any of K-Sea General Partner GP LLC, a Delaware limited liability company (“K-Sea GP”), K-Sea General Partner L.P., a Delaware limited partnership, K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Partnership”), K-Sea Operating Partnership L.P., a Delaware limited liability company (the “Operating Partnership”), and any other subsidiary formed by any of the foregoing (collectively, the “Companies”), as determined by the Board of Directors of such company, for a term commencing on the date hereof and continuing for a period of one year thereafter, unless earlier terminated pursuant to Article IV of this Agreement (“Employment Term”). The Employment Term shall be automatically renewed for successive one-year periods unless either party hereto gives thirty-days prior written notice to the other party that such party desires not to renew the Employment Term. During the Employment Term, Employee will render such services to the Companies as are customary for the position (or positions) held by Employee. During the Employment Term, Employee shall devote his full time, ability and attention, and his best efforts, to the business of the Companies. The Employee shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, organization or other entity, whether for compensation or otherwise, directly or indirectly, without the prior written consent of the Board of Directors of the Company.

ARTICLE II - COMPENSATION

2.1. Base Salary. Subject to Article IV of this Agreement, as compensation for services hereunder and in consideration of the protective covenants set forth in Article III of this Agreement, during the Employment Term the Employee shall be paid an annual base salary of $235,000, subject to increase at the discretion of the Board of Directors, payable in accordance with the Company’s normal payroll practices.

2.2. Bonus Awards. Subject to Article IV of this Agreement, during the Employment Term the Employee shall be eligible to receive an annual bonus award based upon the financial performance of the Companies during the preceding fiscal year, the amount of which shall be determined in the sole discretion of the Board of Directors of K-Sea GP. Employee may also receive additional awards in the amounts and at such times as determined in the sole discretion of the Board of Directors of K-Sea GP.

2.3. Employee Benefits. Employee shall be entitled to receive such retirement and welfare benefits as are generally available to officers of the Company and other employee perquisites and benefits as determined in the sole discretion of the Board of Directors of the Company.

2.4. Reimbursement of Expenses.

(a) General Expenses. During the Employment Term, the Company shall pay or reimburse Employee for all reasonable travel and other expenses incurred or paid by him in connection with the performance of duties under this Agreement, in accordance with the Company’s reimbursement policies and upon submission of satisfactory evidence thereof.

(b) Automobile Expenses. Employee shall be furnished with an automobile for business use and shall be reimbursed for reasonable costs of insurance, gasoline and repair for said automobile in accordance with the Company’s reimbursement policies and upon submission of satisfactory evidence thereof.

2.5. Long-Term Equity Incentive Plan. Employee shall be eligible to participate in any long-term equity incentive plan that may be adopted by the Board of Directors of any of the Companies in its sole discretion, it being understood that there is no obligation by the Companies or the Board of Directors of the Companies to establish any such plan or to make any awards under such plan to the Employee.

ARTICLE III - PROTECTIVE COVENANTS

3.1. Non-Competition.

(a) Term of Restrictive Covenants. The term of the restrictive covenants in this Article III (the “Non-Compete Term”) shall commence on the date hereof and shall terminate two years after the date of termination of Employee, except that the Non-Compete Term shall terminate on such earlier date as determined by the Board of Directors in its sole and absolute discretion if (i) Employee is terminated by the Company other than for Cause and (ii) such termination does not occur within 30 days after a Change in Control.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Partnership, the Operating Partnership L.P. or the Company to any Person or its Affiliates, other than the Partnership, the Operating Partnership, the Company or any of their Affiliates or (ii) any merger, reorganization, consolidation or other transaction pursuant to which more than 50% of the combined voting power of the equity interests in the Partnership, the Operating Partnership or the Company ceases to be owned by Persons who own such interests, respectively, as of the date of the initial public offering of common units of the Partnership.

(b) Non-Competition. During the Non-Compete Term, Employee shall not, unless acting as an officer or employee of, or consultant to, the Companies directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, stockholder, partner, advisor, consultant or otherwise with, or provide any financing or lease any assets to, any entity that engages in or intends to engage in any Competing Business (as hereinafter defined), or (ii) solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Companies or their respective Affiliates, any Protected Employee (as hereinafter defined), or (iii) solicit, interfere with or attempt to entice away from the Companies or their respective Affiliates, any Person, firm or corporation which has been or is during the two-year period preceding the date on which a determination is made a customer of the Companies or any of its subsidiaries. Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this Section 3.1 so long as Employee does not participate in the management of such company.

As used herein, “Competing Business” shall mean any business or other enterprise which engages in the marine transportation business or otherwise competes with the Companies; and “Protected Employee” shall mean any current or former employee of the Companies during the period in which the covenants set forth in this Section 3.1 are in effect, but excluding Persons who have not been employed by the Companies during the two-year period preceding the date on which a determination is made regarding whether a Person is a Protected Employee.

3.2. Confidentiality. From and after the commencement of the Employment Term, Employee agrees not to divulge, communicate, use to the detriment of the Companies, for Employee’s benefit or the benefit of any other person, firm, corporation, association or other entity, or misuse in any way, in whole or in part, any proprietary or confidential information or trade secrets related to the Companies as they may exist from time to time, including, without limitation, the Companies’ trade secrets or other intellectual property rights, personnel information, know-how, customer lists, or other confidential or proprietary data. Employee acknowledges that the list of the Companies’ customers as it may exist from time to time, and the Companies’ proprietary or confidential information, and trade secrets, are valuable, special and unique assets of the Companies. Employee acknowledges and agrees that any information or data he has acquired on any of these matters or items was received in confidence. Employee agrees to hold, as the property of the Companies, all memoranda, books, papers, letters and other data and all copies thereof or therefrom, made by him or otherwise coming into his possession, and at any time to deliver the same to the Companies upon their demand.

3.3. Reasonable Limitations. Employee acknowledges that given the nature of Employee’s employment with the Companies and of the Companies’ business the covenants contained in this Article III contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect the legitimate business interests of the Companies including, but not limited to, the protection of confidential information. In the event that the covenants contained in this Article III shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too long a period of time or over too large a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the longest period of time for which they may be enforceable, and/or over the largest geographical area as to which they may be enforceable and/or to the maximum extent in all other aspects as to which they may be enforceable, all as determined by such court in such action.

3.4. Breach of Covenants. Violation of any of the protective covenants contained herein shall constitute a breach of trust and is grounds for immediate dismissal with cause and for appropriate legal action by the Companies for damages including reasonable attorney fees and costs, enforcement and/or injunctive relief. Notwithstanding anything contained herein to the contrary, the parties agree that both parties shall bear joint and equal responsibility for attorney fees and costs if the Company prevails in any such legal action and that the Company will bear sole responsibility for attorney fees and costs if the Company does not prevail in any such legal action.

3.5. Extension of Non-Compete Term. The parties acknowledge that if Employee violates any of the protective covenants in this Article III and the Companies bring legal action for injunctive, damages or other relief hereunder, the Companies shall, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full Non-Compete Term of these protective covenants. Accordingly, the length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which the Companies seek to enforce this Article III.

3.6. Survival of Protective Covenants. Each covenant on the part of Employee contained in this Article III is independent of any other provision of this Agreement, and shall survive the termination of Employee’s employment under this Agreement, and the existence of any claim or cause of action of Employee against the Companies, whether based on this Agreement or otherwise, shall not prevent the enforcement based of these covenants.

3.7. Remedies for Breach. Employee agrees that a breach by him of this Article III shall cause irreparable harm to the Companies and that their remedies at law for any breach or threat of breach of the provisions of this Article III shall be inadequate, and that they shall be entitled to an injunction or injunctions to prevent breaches of this Article III and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which the Companies may be entitled at law or in equity.

3.8. Affiliates of the Company. The protective covenants in this Article III shall also benefit the business of the Companies’ Affiliates (as hereinafter defined) and these covenants shall be enforceable against Employee by each of such Affiliates as third party beneficiaries. An “Affiliate” is any person or entity that, directly or indirectly, controls or is controlled by, or is under common control with, the Companies.

ARTICLE IV - TERMINATION OF EMPLOYMENT

4.1. Termination for Cause or Resignation Without Good Reason. The Company may terminate Employee’s employment hereunder for “Cause” effective immediately upon notice thereof from the Company to Employee. Employee may resign from the Company “Without Good Reason” effective ten business days after written notice thereof from Employee to the Company. If the Company terminates Employee for Cause or if Employee terminates his employment Without Good Reason, Employee is entitled to benefits accrued as of the effective date of his termination, but no payments or benefits under this Agreement shall accrue after the date of Employee’s termination.

4.2. Termination Without Cause or Resignation with Good Reason. The Company may terminate Employee’s employment hereunder “Without Cause”, effective ten business days after written notice thereof from the Company to Employee. Employee may resign from the Company with “Good Reason” effective ten business days after written notice thereof from Employee to the Company. If the Company terminates Employee Without Cause or if Employee terminates his employment with Good Reason, the Company shall owe Employee severance (the “Severance Payment”) in an amount equal to the greater of the Option I Severance and the Option II Severance. At the Company’s option, the Severance Payment shall be paid either (a) in equal monthly installments during the “Remaining Non-Compete Term”, or (b) in one lump sum payable within 30 days following the termination date. The Company shall withhold all applicable income and employment taxes from the Severance Payment. In addition, for a period commencing on the termination date and ending on the first anniversary thereof, provided that Employee properly elects such coverage, the Company shall pay (the “COBRA Payment”) the premiums necessary to provide Employee coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Thereafter, Employee shall be solely responsible for the full amount of such COBRA premiums for the remainder of the COBRA continuation period. It is agreed that the Severance Payment and the COBRA Payment shall constitute all amounts owed by the Companies to Employee for the termination of his employment Without Cause or Employee’s resignation with Good Reason, and that no other payments or benefits shall be owed by the Companies to Employee under any severance or benefit plan other than any benefits under a retirement plan that is qualified under Section 401(a) of the internal Revenue Code in which Employee is fully vested. No Severance Payment or COBRA Payment shall be made by the Company unless Employee executes a waiver in a form satisfactory to the Company releasing the Companies from any claims Employee may assert against the Companies.

4.3. Termination in the Event of Death. If Employee’s employment hereunder is terminated because of Employee’s death, the Company shall pay to Employee’s designated beneficiary, or, if none, to his estate (the “Estate”), an amount equal to one-half of Employee’s annual base salary at the time of such termination. At the Company’s option, such amount shall be payable either, in one lump sum within 30 days after such termination or in six (6) equal monthly installments. The Company shall withhold applicable income and employment taxes from such payment. It is agreed that the amount payable hereunder shall constitute all amounts owed by the Companies to Employee for the termination of his employment in the event of Employee’s death, and that no other payments or benefits shall be owed by the Companies to Employee’s Estate under any severance or benefit plan other than any benefits under a retirement plan that is qualified under Section 401(a) of the Internal Revenue Code in which Employee is folly vested.

4.4. Termination in the Event of Disability. If Employee’s employment hereunder is terminated because of Employee’s Disability, the Company shall pay to Employee an amount equal to one-half of Employee’s annual base salary at the time of such termination. At the Company’s option, such amount shall be payable either in one lump sum within 30 days after such termination or in six (6) equal monthly installments. The Company shall withhold applicable income and employment taxes from such payment. In addition, for a period commencing on the termination date and ending on the first anniversary thereof, provided that Employee properly elects such coverage, the Company shall make the COBRA Payment. Thereafter, Employee shall be solely responsible for the full amount of such COBRA premiums for the remainder of the COBRA continuation period. It is agreed that the amount payable hereunder and the COBRA Payment shall constitute all amounts owed by the Companies to Employee for the termination of his employment in the event of Employee’s Disability, and that no other payments or benefits shall be owed by the Companies to Employee under any severance or benefit plan other than any benefits under a retirement plan that is qualified under Section 401(a) of the Internal Revenue Code in which Employee is fully vested. No payment shall be made by the Company pursuant to this Section unless Employee executes a waiver in a form satisfactory to the Company releasing the Companies from any claims Employee may assert against the Companies.

4.5. Certain Definitions.

“Cause” shall mean Employee, (i) after repeated notices and warnings, fails to perform his reasonably assigned duties as reasonably determined by the Company, (ii) materially breaches any of the terms or conditions of Articles I or III of this Agreement, or (iii) commits or engages in a felony or any intentional dishonest, unethical or fraudulent act which materially damages the Companies’ reputation.

“Disability” shall mean any physical or mental ailment or incapacity as determined by a licensed physician agreed to by the Company and Employee (or, in the event that Employee and the Company cannot so agree, by a licensed physician agreed upon by a physician selected by Employee and a physician selected by the Company), which prevents Employee from performing his duties hereunder which has continued for a period of either (i) 90 consecutive days in any 12-month period or (ii) 180 total days in any 12-month period, either of Which can reasonably be expected to be of permanent duration.

“Good Reason” shall mean the resignation of Employee after the location of the principal office of the Company is moved outside of a 75-mile radius of the current location of the Company unless such successor location is mutually agreed upon by Employee and the Company.

“Option I Severance” shall mean the product of 1.75 multiplied by .75 multiplied by Employee’s annual base salary at the time of termination or resignation.

“Option II Severance” shall mean the product of 1.75 multiplied by the Remaining Non-Compete Term multiplied by Employee’s annual base salary at the time of termination or resignation.

“Remaining Non-Compete Term” shall mean the number of years remaining in the Non-Compete Term after Employee’s termination hereunder.

“Without Cause” shall mean any termination by the Company of Employee’s employment, other than for Cause or due to Employee’s Disability or death.

“Without Good Reason” shall mean any resignation by Employee’s employment, other than for Good Reason or due to Employee’s Disability or death,

ARTICLE V - MISCELLANEOUS

5.1. Modification of this Agreement. Employee acknowledges and agrees that no one employed by or representing the Companies has any authority to make oral statements which modify, waive or discharge, in any manner, any provision of this Agreement. Employee further acknowledges and agrees that no provision of this Agreement may be modified, waived or discharged unless agreed to in writing, and signed and executed by Employee and a majority of the members of the Board of Directors of the Company. Employee acknowledges and agrees that in executing this Agreement he has not relied upon any representation or statement made by the Companies or their representatives, other than those specifically stated in this Agreement.

5.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) three business days after mailing if mailed by certified or registered mail, return receipt requested; (ii) one business day after delivery to Federal Express or other nationally recognized overnight express carrier, if sent for overnight delivery with fee prepaid, (iii) upon receipt if sent via facsimile with receipt confirmed, or (iv) upon receipt if delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other:

If to Employee, to:

Timothy J. Casey

17 Collins Drive

Hillsborough, NJ 08844

If to the Company, to:

K-Sea Transportation Inc.

3245 Richmond Terrace

P.O. Box 030316

Staten Island, NY 10303-0003

Attention: Board of Directors

Fax No.: (718)448-3083

with a copy to:

K-Sea General Partner GP LLC

3245 Richmond Terrace

P.O. Box 030316

Staten Island, NY 10303-0003

Attention: Board of Directors

Fax No.: (718)448-3083

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Joshua Davidson

Facsimile: (713)229-1522

5.3. Waiver of Breach. The waiver by the Company or Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party of such or any other provision. No delay or omission by the Company or Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company or Employee from time to time and as often as may be deemed expedient or necessary by the Company or Employee in its or his sole discretion.

5.4. Severability. It is the intention of the parties that the provisions contained herein shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder hereof. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, either in whole or in part, be held invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable; but in such event the affected provisions of this Agreement shall be curtailed and restricted only to the extent necessary to bring them within the applicable legal requirements, and the remainder of this Agreement shall not be affected.

5.5. Applicable Law; Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of the federal and state courts for the State of New York located in Richmond County, for purposes of any action, suit or other proceeding arising out of this Agreement or any transaction contemplated hereby. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of New York.

5.6. Settlement of Disputes. Any claims, controversies, demands, disputes, or differences between the parties hereto arising out of, or by virtue of, or in connection with or relating to this Agreement, Employee’s employment relationship with the Companies or termination of such employment relationship (a “Dispute”) shall be submitted to and settled by arbitration in New York, New York before a single arbitrator who shall be knowledgeable in the field of business law and employment relations and such arbitration shall be in accordance with the rules of the American Arbitration Association then in force. The parties agree to abide by any decision rendered as final and binding, and waive the right to submit the dispute to a public tribunal for a jury or non-jury trial. The parties agree that responsibility for all fees of the arbitrator shall be borne in the following manner: (i) if the Company submits a Dispute to the arbitrator and (A) the arbitrator finds in favor of the Company, the parties will bear joint and equal responsibility for the fees (B) the arbitrator finds in favor of the Employee, the Company will bear sole responsibility for the fees or (ii) if the Employee submits a Dispute to the arbitrator and (A) the arbitrator finds in favor of the Employee, the Company will bear sole responsibility for the fees (B) the arbitrator finds in favor of the Company, the Employee will bear sole responsibility for the fees.

5.7. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

5.8. Acknowledgment. Employee acknowledges receipt of a copy of this Agreement, and agrees that his obligations hereunder shall be binding upon his heirs, assigns and legal representatives. Employee acknowledges and agrees that this Agreement contains the entire agreement and understanding concerning the subject matter covered by this Agreement, and that this Agreement supersedes and replaces any other existing agreement, whether written or oral, entered into between Employee, or any of the Companies, or among any of them, relating generally to the subject matter covered by this Agreement, including specifically any agreement that provides for the payment of severance benefits to Employee.

5.9. Amendment and Restatement. The parties hereto hereby acknowledge that this Agreement amends and restates in its entirety the Original Agreement.

EMPLOYEE HAS READ THE ABOVE DOCUMENT, AND BEEN GIVEN ADEQUATE TIME TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOICE. EMPLOYEE UNDERSTANDS THE DOCUMENT FULLY, AND AGREES TO ALL OF ITS TERMS.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

K-SEA TRANSPORTATION INC.

By:
Timothy J. Casey
President

Timothy J. Casey

December 29, 2008

By E-Mail

Mr. Timothy J. Casey

President, Chief Executive Officer

Dear Timothy:

You and K-Sea Transportation Inc. (the “Company”) are parties to an employment agreement, or another agreement providing for the payment of compensation (the “Agreement”). The purpose of this letter is (i) to memorialize an amendment of that Agreement to comply with Section 409A of the Internal Revenue Code (“Section 409A”) and (ii) to specify the timing of any payments you may be entitled to receive pursuant to any bonus plan, program or policy of the Company or any affiliate (collectively the “Company Group”).

It is the intent of the parties that this amendment will enable the Agreement to comply with Section 409A in both form and operation. Therefore, effective as of the close of business on December 31, 2008, you and the Company mutually agree to amend the Agreement as follows:

1.	Any bonus payments or other incentive compensation payments you receive pursuant to the Agreement or any plan, program or policy of the Company Group will be paid no later than March 15 of the year following the year in which your right to receive such payments are no longer subject to a substantial risk of forfeiture, unless a different time of payment is otherwise expressly specified in the Agreement or such plan, program or policy.

2.	All reimbursements or provision of in-kind benefits pursuant to any employee plan, program, policy or this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(l)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under any employee plan, program, policy or this Agreement during your taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

3.

Each payment under the Agreement, including each payment in a series of installment payments or salary continuation payments, if any, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A, including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-l(b)(4) and the involuntary separation

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pay exception within the meaning of Treas. Reg. § 1.409A-l(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of the Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

4.	Any payment under the Agreement due upon your separation from service, disability or death which the Agreement currently provides may be paid in installments or a lump sum in the discretion of the Company will be paid in a lump sum on the date 60 days following the date of your separation from service, disability or death, as applicable.

5.	Notwithstanding any provision of the Agreement to the contrary, you and the Company agree that any benefit or benefits under the Agreement or any other arrangement of the Company Group that the Company determines are subject to the suspension period under Internal Revenue Code Section 409A(a)(2)(B)(i) shall not be paid or commence until a date six months and two days after your separation from service with the Company, or if earlier, your death.

6.	Except as expressly modified by this letter, the Agreement remains in full force and effect in accordance with its original terms.

Sincerely,

K-Sea Transportation Inc.

By:
Richard P. Falcinelli Executive Vice President

Signature of Acceptance:

Timothy J. Casey

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SECOND AMENDMENT

TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement dated June 30, 2011 (the “Amendment”), is effective as provided herein, between K-Sea Transportation Inc., a Delaware corporation (together with its successors and assigns, the “Company”) and Timothy J. Casey (the “Employee”).

BACKGROUND

Employee and the Company have entered into an Employment Agreement effective as of January 14, 2004 (the “Original Agreement”) which was amended by letter agreement dated December 29, 2008 (the “First Amendment”).

K-Sea Transportation Partners L.P., a Delaware limited partnership (“the Partnership”) the parent of the Company, has entered into an Agreement and Plan of Merger dated as of March 13, 2011 with Kirby Corporation, a Delaware corporation (“Kirby”) pursuant to which a merger subsidiary of Kirby will merge with and into the Partnership and the Partnership will become a wholly owned subsidiary of Kirby (the “Merger”).

Employee and the Company mutually desire to amend the Original Agreement to (i) reflect Employee’s current salary, (ii) extend the term of the Original Agreement to a minimum of one year following the Merger, and (iii) expand the definition of “Good Reason” in the Original Agreement to provide certain protections to the Employee for one year following the Merger.

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and representations set forth in this Amendment, the Company and Employee hereby agree to amend the Original Agreement effective immediately prior to the Merger as follows:

1. By adding the following to Section 1.1:

“Notwithstanding anything contained in this Section 1.1 to the contrary, unless otherwise terminated earlier under Article IV of this Agreement, the Employment Term may not be terminated earlier than the first anniversary of the consummation of the merger (the “Merger”) contemplated by the terms of the Agreement and Plan of Merger dated as of March 13, 2011, by and among Kirby Corporation, a Nevada corporation, (“Kirby”), KSP Holding Sub, LLC, a Delaware limited liability company, KSP LP Sub, LLC, a Delaware limited liability company, KSP Merger Sub, LLC, a Delaware limited liability company, K-Sea Transportation Partners L.P., a Delaware limited partnership, K-Sea General Partner L.P., a Delaware limited partnership, K-Sea IDR Holdings, LLC, a Delaware limited liability company, and K-Sea General Partner GP LLC, a Delaware limited liability company.”

2. By substituting $375,000 as Employee’s annual base salary for the $235,000 currently reflected in Section 2.1.

By substituting the following in as 2.2: “Subject to Article IV of this Agreement, during the Employment Term the Employee shall be eligible to receive an annual bonus award as established by the Board of Directors of Kirby based upon the financial performance of the Partnership and its subsidiaries during the preceding fiscal year. Employee may also receive additional awards in the amounts and at such times as determined in the sole discretion of the Board of Directors of Kirby.”

3. By amending the definition of “Good Reason” set forth in Section 4.5 to read as follows:

“Good Reason” shall mean the resignation of Employee after (i) the location of the principal office of the Company is moved outside of a 75-mile radius of the location of the Company on the date hereof, unless such successor location is mutually agreed upon by the Employee and the Company, (ii) a material diminution in the Employee’s scope of responsibilities as in effect immediately prior to the Merger, if such material diminution occurs within twelve months of the Merger, or (iii) a material diminution in the Employee’s base salary and bonus opportunity as in effect immediately after the Merger and during the twelve-month period immediately following the Merger. Employee must notify the Company within ninety days of the initial existence of the events constituting Good Reason and the Company shall have thirty days following receipt of such notice to cure. If the Company does not cure, then the Employee must resign within 30 days after the expiration of such 30-day cure period, in order for such resignation to be on account of Good Reason.”

In all other respects the Original Agreement as amended by the First Amendment thereto shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment

K-SEA TRANSPORTATION INC.

By:
Name:	RICHARD K FALCINELLI
Title:	E VP/SECRETARY

EMPLOYEE

Timothy J. Casey

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